EXHIBIT 10.36

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SIXTH AMENDMENT

THIS SIXTH AMENDMENT (this “Amendment”) is made and entered into as of October 24, 2023, by and between HUDSON 333 TWIN DOLPHIN PLAZA, LLC, a Delaware limited liability company (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated July 6, 2015, as previously amended by that certain First Amendment dated August 10, 2015, as confirmed by that certain Confirmation Letter dated December 22, 2015, as further amended by that certain Second Amendment dated September 21, 2016 (“Second Amendment”), that certain Third Amendment dated May 24, 2019, that certain Fourth Amendment dated September 4, 2019 (“Fourth Amendment”), that certain Notice of Lease Term Dates dated October 16, 2019, and that certain Fifth Amendment dated December 6, 2019 (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 47,789 rentable square feet (the “Currently Existing Premises”) at the building commonly known as 333 Twin Dolphin located at 333 Twin Dolphin Drive, Redwood City (the “Building”) and described as (i) Suite 425 (“Suite 425”) consisting of approximately 7,448 rentable square feet on the fourth floor of the Building, (ii) Suite 450 (“Suite 450”) consisting of approximately 12,809 rentable square feet on the fourth floor of the Building; and (iii) Suite 600 (“Suite 600” or “Remaining Premises”) consisting of approximately 27,532 rentable square feet on the sixth floor of the Building.

B.

The Lease will expire by its terms on September 30, 2024 (the “Extended Expiration Date”).  Except as provided in Recital C below, the parties wish to extend the term of the Lease on the following terms and conditions.

C.

With respect to each of Suite 425 and Suite 450 (both as more particularly shown on Exhibit A attached hereto, the “Reduction Space”), the parties wish to accelerate the Extended Expiration Date, on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. Except as provided in Section 2 below, the term of the Lease is hereby extended through September 30, 2027 (the “Second Extended Expiration Date”). The portion of the term of the Lease beginning on the date immediately following the Extended Expiration Date (the “Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Second Extended Term”.

2.	Reduction.

2.1.	Reduction Space Expiration Date. Subject to the terms hereof, the term of the Lease shall expire, with respect to the Reduction Space only, on December 31, 2023 (the “Reduction Space Expiration Date”) with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Reduction Space on the Reduction Space Expiration Date (the “Reduction”). Without limiting the foregoing: (a) from and after the date immediately following the Reduction Space Expiration Date (the “Reduction Effective Date”), the Premises shall consist solely of the Remaining Premises and shall be deemed to contain 27,532 rentable square feet, (b) Tenant shall surrender the Reduction Space to Landlord in accordance with the terms of the Lease (as amended by Section 2.2 below) on or before the Reduction Space Expiration Date, (c) Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Reduction Space for the period up to and including the Reduction Space Expiration Date, even though billings for such amounts may occur after the Reduction Space Expiration Date, (d) Tenant’s restoration obligations with respect to the Reduction Space shall be as set forth in the Lease (as amended by Section 2.2 below), and (e) if Tenant fails to surrender any portion of the Reduction Space on or before the Reduction Space Expiration Date, Tenant’s tenancy with respect to the Reduction Space shall be subject to Section 16 of the Lease.

2.2.	Landlord Waiver. Notwithstanding Section 8 of the Lease (entitled, Landlord’s Property), Section 15 of the Lease (entitled, Surrender) and/or any other similar provision of the Lease, Tenant shall not be required to remove (nor pay for the removal of) any Tenant-Insured Improvement (as defined in Section 10.2.2 of the Lease) existing in the Reduction Space on the date of mutual execution and delivery of this Amendment.

3.	Base Rent.

3.1.	Remaining Premises During Second Extended Term. With respect to the Remaining Premises during the Second Extended Term, the schedule of Base Rent shall be as follows:

Period of Second Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
October 1, 2024 – September 30, 2025	$64.20	$147,296.20
October 1, 2025 – September 30, 2026	$66.13	$151,715.09
October 1, 2026 – September 30, 2027	$68.11	$156,266.54

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.2.

Remaining Premises During Period Beginning on Reduction Effective Date and Ending on Extended Expiration Date.  With respect to the Remaining Premises during the period beginning on the Reduction Effective Date and ending on the Extended Expiration Date, the schedule of Base Rent shall be as follows:

Period	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Reduction Effective Date through Extended Expiration Date	$72.92	$167,311.97

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, Base Rent for the Remaining Premises shall be abated, (i) in the amount of $167,311.97 with respect to the month of July, 2024 and (ii) in the amount of $85,766.03 with respect to the month of August, 2024.

4.

Additional Security Deposit.  The parties acknowledge and agree that Landlord is holding $342,773.00 as the Security Deposit under the Lease.  Effective as of the date hereof the amount of the Security Deposit shall be reduced to $156,266.54; and, within 30 days hereof, Landlord shall return to Tenant any then unapplied portion of the Security Deposit exceeding such reduced amount.

5.

Tenant’s Share For Remaining Premises.  With respect to the Remaining Premises during the Second Extended Term (and any period beginning on the Reduction Effective Date and ending on the Extended Expiration Date), Tenant’s Share shall be 15.0622%.

6.

Expenses and Taxes For Remaining Premises.  With respect to the Remaining Premises during the Second Extended Term (and any period beginning on the Reduction Effective Date and ending on the Extended Expiration Date), Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Remaining Premises during the Second Extended Term, the Base Year for Expenses and Taxes shall be calendar year 2024.

7.	Improvements to Remaining Premises.

7.1.

Configuration and Condition of Remaining Premises.  Tenant acknowledges that it is in possession of the Remaining Premises and agrees to accept them “as is” without any representation by Landlord regarding their configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2.

Responsibility for Improvements to Remaining Premises.  Any improvements to the Remaining Premises performed by Tenant shall be paid for by Tenant and performed in accordance with the terms of the Lease.

8.

Representations.  Tenant represents and warrants that, as of the date hereof and the Reduction Space Expiration Date:  (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not subleased the Reduction Space or made any disposition, assignment or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Reduction Space; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Reduction Space which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained.

9.

Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1.

Energy Usage.  If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Project, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required for benchmarking purposes or to disclose to a prospective buyer, tenant or mortgage lender under any applicable law.

9.2.

California Civil Code Section 1938.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Currently Existing Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”.

In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Currently Existing Premises, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Currently Existing Premises.

9.3	Parking. Effective as of the Reduction Effective Date, Section 1.9 of the Lease (as amended prior to the date hereof) is hereby amended and restated as the following:
“1.9Parking:

86 unreserved parking spaces, at the rate of $0.00 per space per month, as such rate may be adjusted from time to time to reflect Landlord’s then current rates.

Five (5) reserved parking space, as shown on Exhibit G to the Fourth Amendment, at the rate of $0.00 per space per month, as such rate may be adjusted from time to time to reflect Landlord’s then current rates.”

9.4

Deletions.  Section 8 of the Second Amendment (entitled, Right of First Offer), as amended prior to the date hereof, is hereby deleted from the Lease and is of no further force or effect.  Section 9 of the Fourth Amendment (entitled, Second Extension Option), as amended prior to the date hereof, is hereby deleted from the Lease and is of no further force or effect.

9.5	Address of Landlord. The address of Landlord set forth in Section 1.11 of the Lease (as amended prior to the date hereof) is hereby amended and restated as follows:

“Hudson 333 Twin Dolphin Plaza, LLC

c/o Hudson Pacific Properties

555 Twin Dolphin Drive, Suite 180

Redwood City, California  94065

Attn:  Building manager

with copies to:

Hudson 333 Twin Dolphin Plaza, LLC

c/o Hudson Pacific Properties

333 Twin Dolphin Drive, Suite 100

Redwood City, California  94065

Attn:  Managing Counsel

and:

Hudson 333 Twin Dolphin Plaza, LLC

c/o Hudson Pacific Properties

11601 Wilshire Boulevard, Suite 900

Los Angeles, California 90025

Attn:  Lease Administration”

10.	Miscellaneous.

10.1.

This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

10.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

10.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

10.4.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

10.5.

Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity.  This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

10.6.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

10.7.

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Newmark) claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON 333 TWIN DOLPHIN PLAZA, LLC, a Delaware limited liability company

By:

Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

By:

Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By:

__/s/ Arther X. Suaso__________

Name:

Arthur X. Suaso

Title:

Executive Vice President, Leasing

TENANT:
COHERUS BIOSCIENCES, INC., a Delaware corporation By:_____/s/ Dennis M. Lanfear__________ Name: Dennis M. Lanfear Title: Chief Executive Officer

EXHIBIT A

OUTLINE AND LOCATION OF REDUCTION SPACE

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